Exhibit 99.1
Investor Contact: Allan Kells, (816) 201-2445, akells@cerner.com
Media Contact: Kay Hawes, (816) 885-3560, kay.hawes@cerner.com
Cerner’s Internet Home Page: www.cerner.com
Cerner Reports Fourth Quarter 2008 Results
Strong Revenue, Earnings and Cash Flow
KANSAS CITY, Mo. — February 10, 2009 — Cerner Corp. (NASDAQ: CERN) today announced results for the 2008 fourth quarter that ended January 3, 2009, delivering strong levels of revenue, earnings and cash flow.
Bookings in the fourth quarter of 2008 were $404.9 million and were near the record level of $406.6 million in the fourth quarter 2007 bookings. Fourth quarter revenue increased 18 percent over the year-ago period to $465.7 million.
On a Generally Accepted Accounting Principles (GAAP) basis, fourth quarter 2008 net earnings were $71.5 million, and diluted earnings per share were $0.86. Fourth quarter 2007 GAAP net earnings were $41.3 million, and diluted earnings per share were $0.49.
Adjusted (non-GAAP) Earnings
Adjusted fourth quarter 2008 net earnings were $53.6 million, compared to $43.3 million of adjusted net earnings in the fourth quarter of 2007. Adjusted diluted earnings per share were $0.65 in the fourth quarter of 2008 compared to $0.52 in the fourth quarter of 2007. Analysts’ consensus estimate for fourth quarter 2008 adjusted diluted earnings per share was $0.61.
Adjusted Net Earnings is not a recognized term under GAAP and should not be substituted for net earnings as a measure of the Company’s performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. Following is a description of adjustments made to fourth quarter net earnings. For more detail, please see the accompanying schedule, titled “Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to GAAP Net Earnings and Diluted Earnings Per Share.”
Adjusted fourth quarter 2008 and 2007 net earnings and diluted earnings per share exclude the impact of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options. The effect of accounting under SFAS 123R reduced fourth quarter 2008 net earnings and diluted earnings per share by $2.7 million and $0.03, respectively, and reduced fourth quarter 2007 net earnings and diluted earnings per share by $2.6 million and $0.03, respectively.
Adjusted net earnings also excludes margin of $28.6 million related to the Company’s contract in London as part of the National Health Services (NHS) initiative to automate clinical processes and digitize medical records in England. This represents a one-time catch up resulting from a change in accounting estimate and the ability to separate the support services element of the contract. The after tax effect of this item increased fourth quarter 2008 net earnings and diluted earnings per share by $20.6 million and $0.24, respectively.

Other Fourth Quarter Highlights:
•	Cash collections of $441 million and record operating cash flow of $98 million.

•	Days sales outstanding of 92 days compared to 93 days in the third quarter of 2008 and 90 days in the year-ago quarter.

•	Total revenue backlog of $3.5 billion, up 7 percent over the year-ago quarter. This is comprised of $2.9 billion of contract backlog and $0.6 billion of support and maintenance backlog.
“We are pleased with our fourth quarter and full-year 2008 results, which reflect good execution in a challenging economic environment,” said Neal Patterson, Cerner co-founder, chairman and chief executive officer. “We delivered solid bookings, revenue and earnings, and record levels of cash flow.”
“The large size and geographic diversity of our client base and the deep strategic relationships with those clients contributed to our ability to deliver solid results in a difficult environment. Cerner also benefits from a depth and breadth of solutions and services that help healthcare providers address the increasing complexity of delivering safe, efficient, and high-quality care. As a result, while the financial crisis may continue to have some impact on healthcare, we are cautiously optimistic that we will continue to generate solid results. In addition, with the Obama administration focused on healthcare reform and recognizing healthcare IT as a necessary component of reform, Cerner is well positioned to play a role in the transformation of healthcare envisioned in those initiatives,” Patterson said.
Future Period Guidance
Cerner currently expects:
•	First quarter 2009 revenue between $410 million and $430 million.

•	First quarter 2009 adjusted diluted earnings per share before stock options expense between $0.48 and $0.54.

•	First quarter 2009 new business bookings between $330 million and $370 million.

•	Full-year 2009 revenue between $1.75 billion and $1.80 billion.

•	Full-year 2009 adjusted diluted earnings per share before stock options expense between $2.40 —$2.50.

•	SFAS No. 123R share-based compensation expense to reduce diluted earnings per share by approximately $0.03 in the first quarter of 2009 and 13-14 cents for the full-year 2009.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on fourth quarter results at 3:30 p.m. CT Feb. 10. The dial-in number for the conference call is (617) 614-3472; the passcode is Cerner. The company recommends joining the call 15 minutes early for registration. The re-broadcast of the call will be available from approximately 5:30 p.m. CT, Feb. 10 through 11:59 p.m. CT, Feb. 13. The dial-in number for the re-broadcast is (617) 801-6888; the passcode is 32724776.
An audio webcast will be available live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts).

About Cerner
Cerner is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 6,000 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner and Cerner’s logo. NASDAQ: CERN. For more information about Cerner, please visit our Web site at www.cerner.com.
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “believe,” “ability to continue,” “guidance,” and “expects” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subject to claims for infringement or misappropriation of intellectual property rights of others, or may be infringed or misappropriated by others; risks associated with our global operations; risks associated with our ability to effectively hedge exposure to fluctuations in foreign currency exchange rates; risks associated with our recruitment and retention of key personnel; risks related to our reliance on third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in our quarterly operating results; potential inconsistencies in our sales forecasts compared to actual sales; and the volatility in the trading price of our common stock. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
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CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(unaudited)

(In thousands, except per share data)	Q4 2008 (1)(3)	YTD 2008 (1)(2)(3)	Q4 2007 (1)(4)(5)(6)	YTD 2007 (1)(4)(5)(6)(7)
Revenue
System sales	$147,986	522,373	132,080	500,319
Support, maintenance and services	308,930	1,115,896	253,595	982,780
Reimbursed travel	8,818	37,759	8,826	36,778

Total revenue	465,734	1,676,028	394,501	1,519,877

Margin
System sales	85,159	325,223	86,721	318,575
Support, maintenance and services	292,990	1,054,742	238,903	921,192

Total margin	378,149	1,379,965	325,624	1,239,767

Operating expenses
Sales and client service	182,765	715,512	170,574	657,956
Software development (Includes amortization of software development costs of $13,510 and $51,132 for the fourth quarter and year ended 2008, and $13,412 and $53,475 for the fourth quarter and year ended 2007.)	69,374	272,519	72,221	270,576
General and administrative	24,565	113,049	24,273	107,152

Total operating expenses	276,704	1,101,080	267,068	1,035,684

Operating earnings	101,445	278,885	58,556	204,083

Interest income	3,526	13,604	3,849	13,206
Interest expense	(2,388)	(10,548)	(2,934)	(11,937)
Other income	(119)	(510)	(245)	(1,385)

Non-operating income (expense), net	1,019	2,546	670	(116)

Earnings before income taxes	102,464	281,431	59,226	203,967
Income taxes	(30,924)	(92,773)	(17,895)	(76,842)

Net earnings	$71,540	$188,658	41,331	127,125

Basic earnings per share	$0.89	$2.34	0.52	1.60

Basic weighted average shares outstanding	80,423	80,549	80,011	79,395

Diluted earnings per share	$0.86	$2.26	0.49	1.53

Diluted weighted average shares outstanding	82,944	83,435	83,641	83,218
Note 1: Operating expenses for the fourth quarter and year ended 2008, and the fourth quarter and year ended 2007 include share-based compensation expense. The impact of this expense on net earnings is presented below:

	Q4 2008	YTD 2008	Q4 2007	YTD 2007
Sales and client service	$2,150	$7,750	$2,183	$9,518
Software development	1,005	3,232	799	3,032
General and administrative	1,119	4,162	916	3,639
Amount of related income tax benefit	(1,592)	(5,641)	(1,328)	(6,030)

Net impact on net earnings	$2,682	$9,503	$2,570	$10,159

Decrease to diluted earnings per share	$0.03	$0.11	$0.03	$0.12
Note 2: Includes the impact of the third party supplier settlement reported in the second quarter of 2008.

	Q4 2008	YTD 2008	Q4 2007	YTD 2007
Sales and client service	$—	$8,014	$—	$—
Amount of related income tax benefit	—	(2,984)	—	—

Net impact on net earnings	$—	5,030	$—	$—

Decrease to diluted earnings per share	$—	$0.06	$—	$—
Note 3: Includes margin of $28.6 million related to the Company’s contract in London as part of the National Health Services (NHS) initiative to automate clinical processes and digitize medical records in England. This represents a one-time catch-up resulting from a change in accounting estimate and the ability to separate the support services element of the contract. The after tax effect of this item increased fourth quarter 2008 net earnings and diluted earnings per share by $20.6 million and $0.24, respectively.
Note 4: Includes a research and development write-off related to the RxStation. In connection with production and delivery of the RxStation, the Company reviewed the accounting treatment for the RxStation line of devices and determined that $8.6 million of research & development activities for the RxStation that should have been expensed were incorrectly capitalized. The impact of this charge is a $5.4 million decrease, net of $3.2 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.06 in the full year ended 2007. Of the $5.4 million net write-off, $2.9 million, or $.03 of diluted earnings per share, is included in the fourth quarter of 2007, with $2.1 million of this amount related to periods prior to 2007. The remaining $2.5 million of net write-off relates to the first nine months of 2007 and was not previously included in the results of operations for those periods. The impact of these errors is not material to the previously reported 2007 periods.
Note 5: Includes a $5.4 million tax benefit related to the over-expensing of state income taxes, which resulted in an increase to diluted earnings per share of $.06 in the full year ended 2007. Of the $5.4 million tax benefit, $3.8 million, or $.04 of diluted earnings per share, is included in the fourth quarter of 2007, with $3.1 million of this amount related to periods prior to 2007. The remaining $1.6 million tax benefit relates to the first nine months of 2007 and was not previously included in the results of operations for those periods. The impact of these errors is not material to the previously reported 2007 periods.
Note 6: Includes a $4.0 million tax expense primarily related to the Company not recording a tax expense to reduce deferred tax assets to reflect a change in a foreign tax rate resulting from a law that was enacted in the third quarter of 2007. The impact of this error is a decrease to net earnings of $4.0 million and to diluted earnings per share of $.05 in the full year ended 2007. Of the $4.0 million expense, $.4 million, or $.01 of diluted earnings per share, is included in the fourth quarter of 2007. The remaining $3.6 million tax expense relates to the third quarter of 2007 and was not previously included in the results of operations for that period. The impact of the error is not material to the previously reported 2007 period.
Note 7: Includes an adjustment to correct the amounts previously reported for the second quarter of 2007 for a previously disclosed out-of-period tax item relating to foreign net operating losses. The effect of this adjustment increases tax expense for the full year ended 2007, by $4.2 million. The impact of this error is not material to previously reported periods.

CERNER CORPORATION
Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to
GAAP Net Earnings and Diluted Earnings Per Share1
(unaudited)

Net Earnings
(In thousands)	Q4 2008	Q4 2007
Net earnings	$71,540	$41,331
Share-based compensation expense[2]	4,274	3,898
Income tax benefit of share-based compensation[2]	(1,592)	(1,328)
Margin catch up related to London contract[2]	(28,640)	—
Tax impact of catch up2	8,019	—
Income tax benefit of change in effective state income tax rate[2]	—	(3,793)
Research and development write-off[2]	—	4,569
Income tax benefit of research and development write-off[2]	—	(1,702)
Income tax expense related to a reduction of foreign deferred tax assets[2]	—	357

Adjusted net earnings (non-GAAP)	$53,601	$43,332

Diluted Earnings Per Share
Diluted earnings per share	$0.86	$0.49
Share-based compensation expense (net of tax)[2]	0.03	0.03
BT Margin (net of tax)[2]	(0.24)	—
Change in effective state income tax rate[2]	—	(0.04)
Research and development write off[2]	—	0.03
Reduction of foreign deferred tax assets[2]	—	0.01

Adjusted diluted earnings per share (non-GAAP)	$0.65	$0.52

Note 1: The presentation of Adjusted Net Earnings, a Non-GAAP financial measure, is not meant to be considered in isolation, as a substitute for, or superior to, Generally Accepted Accounting Principles (GAAP) results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Adjusted Net Earnings may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculation. The Company believes that Adjusted Net Earnings is important to enable investors to better understand and evaluate its ongoing operating results and allows for greater transparency in the review of its overall financial, operational and economic performance.
Note 2: The Company provides earnings with and without stock options expense and unique items such as the one-time margin catch-up, significant unusual tax benefits and the research and development write-off because earnings excluding these items are used by management along with GAAP results to analyze its business, make strategic decisions and for management compensation purposes.

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

	January 3,	December 29,
	2009	2007
(In thousands)	(unaudited)
Assets

Cash and cash equivalents	$270,494	182,914
Short-term investments	38,400	161,600
Receivables, net	468,928	391,060
Inventory	10,096	10,744
Prepaid expenses and other	69,553	61,878
Deferred income taxes	1,402	10,368

Total current assets	858,873	818,564

Property and equipment, net	483,399	462,839
Software development costs, net	218,811	200,380
Goodwill, net	146,666	143,924
Intangible assets, net	51,925	46,854
Long-term investments	105,300	—
Other assets	16,014	17,395

Total assets	$1,880,988	1,689,956

Liabilities

Accounts payable	$93,667	79,812
Current installments of long-term debt	30,116	14,260
Deferred revenue	107,554	98,802
Accrued payroll and tax withholdings	67,266	65,011
Other accrued expenses	42,620	30,238

Total current liabilities	341,223	288,123

Long-term debt	111,370	177,606
Deferred income taxes and other liabilities	100,546	68,738
Deferred revenue	15,554	21,775

Total liabilities	568,693	556,242

Minority owners’ equity interest in subsidiary	1,286	1,286

Stockholders’ Equity

Common stock	810	801
Additional paid-in capital	491,080	451,876
Retained earnings	860,098	671,440
Treasury Stock	(28,002)	—
Accumulated other comprehensive income	(12,977)	8,311

Total stockholders’ equity	1,311,009	1,132,428

Total liabilities and equity	$1,880,988	1,689,956